Exhibit 99.6

KINETA’S BUSINESS

Overview

Kineta, Inc. (“Kineta”) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy.

Kineta has established its Innate Immunity Development Platform aimed at developing fully human antibodies to address the major mechanisms of cancer immune resistance:

•	Immuno-suppression;

•	Exhausted T cells; and

•	Poor tumor immunogenicity.

Utilization of the Innate Immunity Development Platform is designed to result in novel, well-characterized innate immuno-oncology lead antibody therapeutics that can be efficiently advanced into formal investigational new drug (IND)-enabling and clinical studies.

Kineta’s pipeline of assets includes (i) KVA12123 (formerly referred to as KVA12.1), a monoclonal antibody, or mAb, immunotherapy targeting VISTA (V-domain Ig suppressor of T cell activation), (ii) an anti-CD27 agonist mAb immunotherapy and (iii) an anti-CD24 antagonist mAb immunotherapy discovery program. These immunotherapies have the potential to address disease areas with unmet medical needs and significant commercial potential.

Kineta initiated a Phase 1 clinical trial of KVA12123 in the United States in the fourth quarter of 2022. KVA12123 is expected to be a differentiated VISTA blocking immunotherapy to address the problem of immunosuppression in the tumor microenvironment. It is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung cancer (“NSCLC”), colorectal cancer (“CRC”), ovarian cancer (“OC”), renal cell carcinoma (“RCC”) and head and neck squamous cell carcinoma (“HNSCC”). These indications represent a significant unmet medical need with a large worldwide commercial opportunity for KVA12123.

Kineta is also conducting preclinical studies on its lead anti-CD27 agonist mAb immunotherapy that was discovered utilizing the Innate Immunity Development Platform. This clinical candidate is a fully human mAb that demonstrates low nanomolar (“nM”) binding affinity to CD27 in humans. In preclinical studies, Kineta’s lead anti-CD27 agonist mAb was observed to induce T cell proliferation and secretion of cytokines involved in T cell priming and recruitment, suggesting the ability to potentiate new anti-tumor responses. CD27 is a clinically validated target that may be an effective immunotherapy for advanced solid tumors including RCC, CRC and OC.

According to Market Data Forecast, the immuno-oncology market generated sales of approximately $99 billion in 2022 and is forecast to reach $179 billion in 2027. If Kineta successfully completes the clinical trial program for KVA12123 and if Kineta subsequently obtains regulatory approval for KVA12123, Kineta will focus on initial target indications in NSCLC, CRC and OC. Clinical development of KVA12123 will be as a second-line therapy in these indications. These three cancer therapy segments represent a forecasted $48 billion market opportunity in 2027 according to GlobalData.

Kineta is a leader in the field of innate immunity and is focused on developing potentially differentiated immunotherapies. With drug candidates expected to enter the clinic and additional immuno-oncology assets in preclinical development, Kineta believes it is positioned to achieve multiple value-driving catalysts. Kineta has assembled an experienced management team, a seasoned research and development team, an immuno-oncology focused scientific advisory board, an enabling technology platform and a leading intellectual property position to advance its pipeline of potential novel immunotherapies for cancer patients.

Kineta’s Strategy

Kineta’s mission is to develop next-generation immunotherapies that transform patients’ lives. Kineta is focused on developing fully human antibodies to address the mechanisms of cancer immune resistance. Kineta is a leader in researching and developing novel innate immune pathways and has built the Innate Immunity Development Platform that is designed to develop fully human antibody drugs to exploit these targets. Kineta’s focus on innate immunity differentiates it from other immuno-oncology companies that are primarily focused on adaptive immunity and T cell focused therapies.

Key elements of Kineta’s strategy to achieve this mission are to:

•

Advance the Clinical Development of Kineta’s Lead Product Candidates. Kineta’s most advanced drug candidate, KVA12123, is a Phase 1, potentially differentiated VISTA blocking immunotherapy. Kineta’s IND application for KVA12123 was accepted by the U.S. Food and Drug Administration (the “FDA”) in November 2022. Kineta initiated a Phase 1 dose escalation study with KVA12123 as a single agent and in combination with pembrolizumab in patients with advanced solid tumors in the fourth quarter of 2022. Interim data from this clinical trial is expected to read out in the fourth quarter of 2023. Kineta is also conducting preclinical studies for its lead anti-CD27 agonist mAb immunotherapy and plans to file for an IND in the first half of 2024.

•

Leverage the Innate Immunity Development platform to Expand the Pipeline. Kineta’s proprietary platform enables a scalable model to opportunistically expand the pipeline with antibody drug programs that address the mechanisms of cancer immune resistance and complement existing pipeline assets. Kineta initiated an anti-CD24 antagonist mAb immunotherapy discovery program to address the lack of tumor immunogenicity in the tumor microenvironment in the second quarter of 2022.

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Optimize Strategic Partnerships. Kineta has an established strategic collaboration with Genentech, Inc. (“Genentech”), a member of the Roche Group, in a transaction with up to $359 million in potential milestone payments. Kineta is eligible for additional collaboration milestone payments over the next 18 months for such program. Genentech has the rights to take over this program and continue clinical development and commercialization of these assets. Advancing this program enables Kineta to focus on its immuno-oncology portfolio and can potentially drive near-term revenue into the company.

Kineta’s Proprietary Innate Immunity Development Platform

Unmet medical needs for cancer patients

With improvements in screening and early diagnosis, cancer patient survival has increased considerably since tumors that are detected and treated early with surgery, conventional chemotherapy or radiation therapy can often be cured. However, for patients who are diagnosed with more advanced or difficult to treat tumors, conventional therapies are often ineffective, and the chance of survival is seriously reduced.

The discovery of novel immune checkpoint inhibitors (“CPIs”) targeting the B7 family of protein ligands, programmed cell-death protein 1 (“PD1”), programmed death-ligand 1 (“PD-L1”) and cytotoxic T lymphocyte associated protein 4 (“CTLA4”) has completely revolutionized cancer treatment. These new immunotherapies provide hope for patients with advanced tumors to achieve long-term remission after treatment.

However promising the existing CPIs are in treating certain clinical indications, several key deficiencies of this approach have become apparent during clinical development and post-marketing use:

•

Complete response (“CR”) rates for most tumor types, either as a single agent or in combination with other drugs, are low and sometimes similar to conventional chemotherapy. CR is defined as the disappearance of all signs of cancer in response to treatment. There are very few instances where CR rates exceed 10%.

•

Most patients have no response or a partial response (“PR”). PR occurs when there is a decrease in the size of a tumor, or in the extent of cancer in the body, in response to treatment. Patients who have no response or PR do not achieve durable remission of disease. There are few or no options for subsequent immunotherapy treatment for these patients.

•	Only three CPI mechanisms are currently available (CTLA-4, PD-1 and PDL-1), reducing combination therapy options.

•	CPIs are not labeled or show poor efficacy in the most frequent types of cancer, including breast cancer, NSCLC, prostate cancer and CRC.

Addressing the major challenges with current cancer therapy

There remains a significant unmet need to improve overall and long-term survival for cancer patients, especially those diagnosed with later stage cancers. New innovations and enhancements to the currently available therapies are urgently needed to address the treatment gaps.

Kineta is developing next generation immunotherapies to address the major challenges with current cancer treatments. Kineta aims to improve outcomes for cancer patients by solving the major problems of cancer immune resistance.

Kineta’s development approach involves first exploring the main mechanisms of cancer resistance to existing therapies, including CPIs. Kineta focuses on the importance of the innate immune response to achieve a complete adaptive immune response. Kineta has identified that colder, less inflamed and more difficult to treat tumors have three characteristics that Kineta believes can be addressed by its pipeline. Figure 1 below represents the three major mechanisms of cancer immune resistance to therapies and the targets that Kineta is exploiting to develop novel anticancer therapies. Kineta’s pipeline is designed to address these major challenges with current cancer therapy.

Figure 1. The major challenges with current cancer therapies

Innate Immunity Focused Development Platform Overview

Kineta’s immuno-oncology Innate Immunity Development Platform was designed for the discovery and development of potentially differentiated immunotherapies that address the major challenges with cancer resistance to current therapies. Kineta believes that utilization of Innate Immunity Development Platform has potential to result in novel, well-characterized innate immuno-oncology lead antibody therapeutics that can be efficiently advanced into formal IND-enabling and clinical studies. Kineta’s Innate Immunity Development Platform and its proprietary development steps are summarized below.

Figure 2. Kineta Innate Immune Discovery Platform

•	Target Biology: leverages Kineta’s expertise in innate immunity for the selection and validation of novel drug targets that may address the main mechanisms of cancer resistance to existing therapies.

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Single B Cell Technology: utilizes single B cell antibody discovery technology that results in large and diverse libraries of fully human monoclonal antibodies against each selected target for downstream screening.

•

Innate Immune Screening: applies Kineta’s matrix of proprietary innate immune cellular assays for characterization, screening and ranking of antibody libraries for the selection of the top immune-modulating lead candidates.

•

Immuno-profiling: utilizes flow cytometry-based technologies to characterize innate immune target expression on and therapeutic candidate binding to immune cell populations in blood and tumor samples from human and preclinical species.

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Protein Engineering: combines precision protein engineering with antibody characterization software and antibody production to modulate therapeutic antibody properties such as antibody-dependent cellular cytotoxicity, complement-dependent cytotoxicity and pharmacokinetic properties for meeting exact target product profile characteristics.

•

Pharmacology: utilizes a unique combination of novel ex vivo assays and specialized in vivo preclinical models to characterize a therapeutic antibody’s anti-cancer efficacy, pharmacokinetics, receptor occupancy and biomarkers. This platform is designed to provide proof of concept preclinical data for lead selection as well as data to inform clinical trial design, patient selection and clinical dose selection.

Kineta’s Product Candidate Pipeline

Kineta’s research and development focus is devoted to the discovery and development of fully human monoclonal antibodies that target novel innate immune drug targets through Kineta’s proprietary Innate Immunity Development Platform. Kineta is developing three novel innate immune-targeted therapies that may address advanced solid tumors:

•	KVA12123, an anti-VISTA antagonist (VISTA blocking) mAb immunotherapy to address tumor immunosuppression;

•	Anti-CD27 agonist mAb immunotherapy to address exhausted T cells; and

•	Anti-CD24 antagonist mAb immunotherapy to address poor tumor immunogenicity.

Kineta also has ongoing discovery research focused on additional innate immune targets that can address the mechanisms of cancer immune resistance.

Figure 3. Kineta pipeline

KVA12123: VISTA blocking immunotherapy

KVA12123 is expected to be a differentiated VISTA blocking immunotherapy to address the problem of immunosuppression in the tumor microenvironment. KVA12123 is a fully human engineered IgG1 monoclonal antibody that was designed to bind to VISTA through a unique epitope at physiologic and acidic pH levels. KVA12123 is being developed as an intravenous infusion. VISTA is a key driver of immunosuppression in the tumor microenvironment resulting in blockade and down-regulation of the immune response which are the hallmarks of a “cold tumor.” VISTA is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other CPIs.

There is a strong clinical rationale for targeting VISTA with an antibody immunotherapy. The innate immune target VISTA is highly expressed in NSCLC, OC, colon cancer, pancreatic cancer and gastric cancer and correlates with poor outcomes in cancer patients. VISTA is also up-regulated after CPI therapy (e.g., Keytruda®) and is associated with treatment failure as shown in Figure 4 below.

Figure 4. VISTA expression is associated with poor overall survival and treatment failure with CPI

Sources: 1. Kuklinski et al. 2018; 2. Kakavand et al. 2017

Blocking VISTA drives an efficient polyfunctional immune response to turn cold tumors hot. VISTA is a novel immuno-oncology target due to its unique expression and activity. First, high VISTA expression on myeloid cells (monocytes and macrophages) is consistent across tumor types, making it a relevant target across multiple types of cancer. Re-programmed monocytes can drive tumor inflammation. Releasing suppression of myeloid cells by targeting VISTA can provide single agent tumor growth inhibition and also improve efficacy of T cell focused therapies like anti-PD(L)1 and anti-CTLA4.

Second, blocking VISTA induces activation of dendritic cells and ultimately proliferation and infiltration of T cells into the tumor. The combination of myeloid and T cell responses can reverse immunosuppression and drive anti-tumor activity. While many immuno-oncology targets address either T cell or myeloid functions, VISTA has indicated the potential to regulate both.

KVA12123 has demonstrated activity on important innate and adaptive immune cells present in the tumor microenvironment.

Figure 5. Blocking VISTA with KVA12123 activates both innate and adaptive immune cells

In preclinical models, KVA12123 has been observed to show strong single agent tumor growth inhibition in poorly immunogenic “cold tumors” models and complementary tumor growth inhibition when dosed in combination with CPIs like PD-1 or CTLA-4 as shown in Figure 6 below. Studies in preclinical tumor models demonstrate the tumor growth inhibition of Kineta’s anti-VISTA antibody as a single agent in bladder cancer, T cell lymphoma and colon cancer models. In combination studies, Kineta’s anti-VISTA antibody reduces tumor size in combination with anti-PD-1 therapy in preclinical colon cancer and bladder cancer models.

Figure 6. KVA12123 demonstrates single agent tumor growth inhibition and in combination with PD-1 in preclinical models

Source: Kineta data

Kineta has completed multiple, single and repeat-dose toxicology studies in non-human primates (“NHP”) with doses of KVA12123 up to 100 mg/kg. KVA12123 was observed to be well-tolerated in NHP toxicology studies with no mortality, no overt clinical signs or weight loss, no treatment-related findings and no change in CRS cytokine levels (IL6 or TNFα). IL6 and TNFα are responsible for cytokine release syndrome (“CRS”).

KVA12123 Competitive Differentiation

The competitive landscape for VISTA blocking immunotherapies includes six primary companies (Kineta, Inc., Curis, Inc., Pierre Fabre Laboratories, Hummingbird Bioscience Pte. Ltd., Pharmabcine, Inc. and Sensei Biotherapeutics, Inc.) in a similar development stage from late preclinical to early Phase 1. Other discovery stage assets have been announced by Apexigen, Inc., Five Prime Therapeutics (acquired by Amgen Inc.)/Bristol Myers Squibb Company (“BMS”) and xCella Biosciences, Inc. See the section titled “Competition-KVA12123 (VISTA) Competition” below for more information on competitive products in development.

Kineta is developing a VISTA blocking immunotherapy that is expected to be differentiated from competitive products by the following:

•	Engineered IgG1 mAb that binds to a unique epitope

•	Binding at physiologic and acidic pH in the TME (See Figure 8)

•	Demonstrated single agent tumor growth inhibition and in combination with PD-1 inhibitors (See Figure 6)

•	Well-tolerated with no CRS-associated cytokine release or neurotoxicity (See Figure 9)

Figure 7. KVA12123: Differentiated VISTA blocking immunotherapy

Other discovery stage programs: Apexigen, Five Prime Therapeutics/BMS, xCella Biosciences

Empty cells indicate no public data available

*	Curis announced 11/9/2022 : “Concentrating its resources to focus on and accelerate emavusertib”, the company’s lead asset and “deprioritization of other programs” (CI-8993)

We believe that KVA12123 may be the only antibody in its class with strong single-agent tumor growth inhibition in the absence of cytokine-mediate toxicity.

Figure 8. KVA12123 binds at physiologic and acidic pH

Source: Kineta data

Figure 9. KVA12123: No CRS-associated cytokine release seen in preclinical models in NHP toxicology studies

Source: Kineta data

Clinical rationale for KVA12123

Kineta is developing KVA12123 in large clinical and commercial indications where existing CPIs perform poorly, there is a high unmet medical need and VISTA expression in the tumor microenvironment is high. Clinical applications for KVA12123 are primarily focused on solid tumors with high levels of VISTA expression. KVA12123 may be an effective immunotherapy for many types of cancer, including NSCLC, CRC, OC, RCC and HNSCC and other “cold” difficult-to-treat solid tumors. The lead commercial and clinical indications for KVA12123 are NSCLC, CRC and OC based on the following clinical rationale.

Non-small cell lung cancer (NSCLC)

NSCLC is the leading cause of cancer-related mortality in the United States with more than 200,000 newly diagnosed cases each year. NSCLC accounts for about 85% of all diagnosed cases, and about 70% of newly diagnosed NSCLC is already locally advanced or metastatic. For NSCLC that has spread regionally, five-year relative survival rates are 35%. For NSCLC that has spread to distant locations in the body at the time of diagnosis, five-year survival rates are only 7%. More than half of all newly diagnosed NSCLC patients die within one year.

Current treatment options for advanced NSCLC include chemotherapy with cytotoxic combinations (cisplatin and carboplatin plus paclitaxel, gemcitabine, docetaxel, vinorelbine, irinotecan, protein-bound paclitaxel or pemetrexed), EGFR (epidermal growth factor receptor) tyrosine kinase inhibitors, monoclonal antibodies, and anaplastic lymphoma kinase (“ALK”) inhibitors for ALK-rearranged tumors. Targeted therapies overall show modest increases in progression-free survival (“PFS”) and overall survival (“OS”) relative to chemotherapy alone. Only 1 to 2% of lung adenocarcinomas are BRAF V600E positive, 1% of NSCLC have a ROS1 rearrangement, less than 0.5% have an nRTK (non-receptor tyrosine kinase) fusion and less than 2% have an RET fusion, making most of these additional approved targeted therapies of no benefit to most patients.

Keytruda®, Tecentriq®, Imfinzi® and Libtayo®, all targeting PD-(L)1, have been approved for first-line treatment of advanced NSCLC in combination with chemotherapy. The combination of Opdivo® and Yervoy® has also been approved in first line advanced indications. However, CR rates in this setting are low (less than 5%) and median PFS is increased by only two to seven months over conventional chemotherapy alone. In advanced NSCLC that has progressed following initial treatment, PFS and objective responses are even lower. Imfinzi® is also approved as consolidation therapy following chemoradiation therapy, Tecentriq® and Opdivo® are approved in the adjuvant setting, and Opdivo® is approved in the neoadjuvant setting.

Taken together, the above analysis shows that there is a large population of NSCLC patients globally with advanced, refractory disease that could benefit from novel immunotherapy.

The microenvironment in NSCLC is dominated by immunosuppressive innate immune cells, especially neutrophils and macrophages, making this colder tumor a candidate for treatment with KVA12123. Kineta has conducted immuno-histochemical analysis of VISTA expression on immune cell populations in NSCLC and found high levels in several NSCLC histologies (Figure 10).

Figure 10. VISTA expression in NSCLC. (A) Normal lung tissue and (B) NSCLC lung cancer tissue stained for VISTA expression

Source: Kineta data

Colorectal cancer (CRC)

More than 150,000 patients in the U.S. each year are diagnosed with CRC, and more than 50,000 deaths are attributed to the disease. In advanced and metastatic CRC, five-year survival rates are only 14%. The mainstay of treatment for CRC that is detected early is surgical resection. However, patients diagnosed with locally or regionally advanced disease can benefit from adjuvant chemotherapy, in addition to surgical resection. About 22% of patients are initially diagnosed with advanced or metastatic disease. For these patients, and for patients with recurrent disease, chemotherapy and targeted therapy result in only very slight increases in PFS and OS. Radiation therapy has no proven benefit in CRC. Keytruda®, Yervoy® and Opdivo® are approved for the treatment of mismatch repair deficient or microsatellite unstable/microsatellite instability-high tumors, but this accounts for only 4% of CRC patients.

Like NSCLC, CRC is characterized by a large number of VISTA positive innate immune cells and presents an excellent clinical indication for KVA12123 (Figure 11).

Figure 11. VISTA expression in CRC. (A) Normal colon tissue and (B) colorectal cancer tissue stained for VISTA expression

Source: Kineta data

Ovarian cancer (OC)

A small number of mostly gynecological cancers express large amounts of VISTA on tumor cells, as opposed to infiltrating immune cells. One example is OC, where tumor cells express high levels of VISTA (Figure 12). More than 60% of OC cases are diagnosed at an advanced stage of disease, and five-year survival rates for these patients are less than 50%. Platinum/taxane combination chemotherapy is widely used in this indication, with modest improvements in PFS and OS. OC represents a third potential clinical indication for KVA12123.

Figure 12. VISTA expression in ovarian cancer. (A) Normal ovarian tissue and (B) ovarian cancer tissue stained for VISTA expression

Source: Kineta data

Clinical Development Plan for KVA12123

Kineta’s IND for KVA12123 was accepted by the FDA in November 2022. Kineta supplied the FDA with detailed information regarding the strategies for GMP manufacturing, Good Laboratory Practice (“GLP”) toxicology studies and the Phase 1 / Phase 2 clinical trial protocols and elicited specific feedback about the planned development program.

Kineta initiated a Phase 1 dose escalation study in December 2022 evaluating KVA12123 as a single agent and in combination with Keytruda® (pembrolizumab) in patients with advanced solid tumors as outlined in Figure 13 below. The study objectives are outlined below:

Primary objectives

•	Safety and tolerability

•	Recommended Phase 2 dose or maximum tolerated dose of KVA12123

Secondary objectives

•	Pharmacokinetics

•	Immunogenicity

•	Tumor response in subjects with advanced solid tumors per iRECIST (ORR)

Exploratory Objectives

•	Biomarker and receptor occupancy

Figure 13. KVA12123 Phase 1 dose escalation study design

The KVA12123 study is a Phase1 / Phase 2 clinical trial. Part A and Part B are presented above and enroll patients with all types of advanced solid tumor. Part C and Part D are Phase 2 expansion cohorts and will enroll patients with specific tumor types as determined in Part A and Part B.

Clinical collaboration with Merck

Kineta has entered into a clinical trial collaboration and supply agreement with Merck (known as MSD outside the U.S. and Canada). Under this collaboration, Kineta will evaluate the safety, tolerability, pharmacokinetics and anti-tumor activity of KVA12123 (formerly KVA12.1), its novel anti-VISTA monoclonal antibody, alone and in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, in patients with advanced solid tumors.

Kineta is conducting a Phase 1 / Phase 2 clinical study evaluating KVA12123 as a single agent and in combination with KEYTRUDA in patients with advanced solid tumors. The objectives of the study are to evaluate the safety, tolerability, pharmacokinetics and anti-tumor responses of KVA12123 alone and in combination with KEYTRUDA with interim results anticipated in late 2023. Kineta is responsible for conducting this study, which was initiated in the fourth quarter of 2022.

Development timeline

Kineta initiated the dose escalation phase of the clinical trial in the fourth quarter of 2022, with potential initial clinical data readouts as early as the fourth quarter of 2023.

Potentially Large Commercial Opportunity for KVA12123

Based on the strong clinical rationale and commercial opportunity, Kineta has identified NSCLC, CRC and OC as the initial indications for KVA12123. Data from the Phase1⁄2 clinical trial will more fully inform the indications to initially pursue for regulatory approval.

The projected new annual patients for each of these initial indications in 2027 totals 980,000 for NSCLC, 1.1 million for CRC and 660,000 for OC, based on reports from GlobalData. In total, these three initial indications represent an estimated 2.7 million annual new patient opportunity.

If Kineta successfully completes the clinical trial program for KVA12123 and if Kineta subsequently obtains regulatory approval for KVA12123, Kineta will focus on initial target indications in NSCLC, CRC and OC. Clinical development of KVA12123 will be as a second-line therapy in these indications. The projected therapeutic market size in 2027 for each of these initial indications totals $31.8 billion for NSCLC, $10.3 billion for CRC and $5.9 billion for OC, based on reports from GlobalData. In total, these three initial cancer indications represent an estimated $48 billion market opportunity for KVA12123.

Figure 14. Large commercial opportunity in initial indications in solid tumors for KVA12123

Source: GlobalData: Global Drug Forecast and Market Analysis to 2028 (1. NSCLC, 2. CRC and 3. OC)

Anti-CD27 agonist mAb immunotherapy

Kineta is developing an anti-CD27 agonist mAb immunotherapy to address the problem of exhausted T cells in the tumor microenvironment. It has been recently demonstrated that it is very difficult to reverse T cell exhaustion. As an alternative approach, Kineta is developing agonist antibodies to a receptor (CD27) present on naïve T cells circulating outside the tumor. Anti-CD27 monoclonal antibodies activate and induce the maturation and migration of naïve T cells. CD27 activation also drives the diversification of the T cell repertoire, lowering the activation threshold of T cells against low affinity tumor antigens. Recent data also suggests that an agonist anti-CD27 antibody can activate important innate immune cell populations like natural killer (“NK”) cells and inflammatory myeloid cells. These cells contribute to an effective anti-tumor response, especially in CPI-resistant patients. Recent publications have also demonstrated that anti-CD27 agonist antibodies can drive tumor growth inhibition as a monotherapy and in combination with CPIs.

Figure 15. Activating CD27 demonstrates tumor growth inhibition as a monotherapy and in combination with CPIs

Source: 1. He et al. J. Immunol 2013 2. Turaj et al. Cancer Cell 20173. Buchan et al. Clin. Cancer Research 2018

Kineta has nominated a lead candidate out of a diverse set of anti-CD27 agonist antibody sequences discovered through the Innate Immunity Development Platform. The nominated candidate is a fully human monoclonal antibody that has been observed to show low nM binding affinity to CD27 in humans. Kineta plans to develop the drug as an intravenous infusion.

In in vitro studies, Kineta’s lead candidate antibodies demonstrate robust agonist activation of T cells and NK cells demonstrating the ability to potentiate new anti-tumor responses (Figure 16).

Figure 16. CD27 T cell and NK cell activation

Source: Kineta data

In preclinical tumor models, Kineta’s anti-CD27 agonist mAbs have shown strong single agent cell activation in T cell lymphoma and b cell lymphoma models.

Figure 17. Lead anti-CD27 agonist mAb demonstrates single agent tumor growth inhibition in preclinical models

Source: Kineta data

Kineta is developing a novel anti-CD27 agonist mAb immunotherapy for advanced solid tumors including RCC, OC and CRC.

Development timeline

Kineta plans to initiate IND-enabling studies of its anti-CD27 agonist mAb immunotherapy clinical candidate in the first quarter of 2023.

Anti-CD24 antagonist mAb immunotherapy

Kineta is developing an anti-CD24 antagonist mAb immunotherapy to address the problem of tumor immunogenicity in the tumor microenvironment. The Company has initiated a discovery program to identify fully human monoclonal antibodies that target and antagonize CD24 through the Innate Immunity Development Platform.

CD24 is a surface molecule primarily expressed by immune cells but is also often overexpressed in human tumors. In cancer, CD24 is a regulator of cell migration, invasion and proliferation. Its expression is associated with poor prognosis, and it is used as a cancer stemness marker. CD24 was identified recently as a phagocytosis inhibitor on tumor cells (a “do not eat me” signal), preventing tumor antigen cross-presentation via binding to Siglec-10 on macrophages. This type of molecule preventing phagocytosis contributes to the ability of tumor cells to evade detection and destruction by the human immune system. Blocking the CD24 “do not eat me” signal with an antagonist antibody could result in restoration of an efficient anti-tumor response through cross-presentation of tumor antigens. This proof of concept was demonstrated in multiple cases with another “do not eat me” signal molecule “CD47/Sirpα”, currently targeted with success by several biotechnology and pharmaceutical companies. Other previous work has also shown the potential antitumor blocking CD24 with antibodies in different mouse tumor models, validating this molecule as a new immuno-oncology target (Barkal et al., Nature 2019).

Using the same discovery approach from the Innate Immunity Development Platform that Kineta used in developing VISTA and CD27 targeted drugs, Kineta is working on identifying a lead candidate for CD24. Kineta expects to select this lead in 2024 using its proprietary in vitro and in vivo bio-assays.

Strategic Partnerships

KVA12123

Kineta has entered into a clinical trial collaboration and supply agreement with Merck (known as MSD outside the U.S. and Canada). Under this collaboration, Kineta will evaluate the safety, tolerability, pharmacokinetics and anti-tumor activity of KVA12123 (formerly KVA12.1), its novel anti-VISTA monoclonal antibody, alone and in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, in patients with advanced solid tumors.

Effective October 14, 2022, Kineta entered into a Clinical Trial Collaboration and Supply Agreement (the “CTCSA”) with MSD International Business GmbH (“Merck”) to evaluate KVA12123 alone and in combination KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, in patients with advanced solid tumors. Pursuant to the terms of the CTCSA, each party retains its intellectual property rights, but all joint clinical data and joint inventions shall be jointly owned by the parties. Each party shall bear its own costs related to manufacturing and supply of its compound, as well as be responsible for its own internal costs and expenses to support the clinical trial. During the term of the CTCSA and for a specified period thereafter, either party shall have the option to propose an amendment to the CTCSA or to negotiate a new agreement to conduct a subsequent study. The parties shall negotiate the terms of such amendment or new agreement in good faith.

Unless terminated earlier by either party, the CTCSA will continue in full force and effect until Kineta delivers Merck final versions of the study results memorandum and final report. Either party may terminate the CTCSA upon an uncured material breach by the other party, for reasons related to patient safety, in the event of certain regulatory actions or if development of such party’s compound is discontinued for certain reasons. If the CTCSA is terminated, Kineta is obligated to return or destroy the unused supply of pembrolizumab to Merck.

Kineta is planning to conduct a Phase 1/2 clinical study evaluating KVA12123 as a single agent and in combination with KEYTRUDA in patients with advanced solid tumors. The objectives of the study are to evaluate the safety, tolerability, pharmacokinetics and anti-tumor responses of KVA12123 alone and in combination with KEYTRUDA with interim results anticipated in late 2023. Kineta is responsible for conducting this study, which was initiated in the fourth quarter of 2022.

KCP506

Kineta’s subsidiary, Kineta Chronic Pain, LLC (“KCP”) established a strategic partnership with Genentech in April 2018 to continue to develop KCP’s assets for treatment of chronic pain. Pursuant to this partnership, KCP has received payments from Genentech of approximately $21 million to cover research expenses and upfront milestone payments and is eligible to receive $24 million for the option exercise payment, up to $103.5 million in development and regulatory milestones payments, up to $94.5 million in launch milestones and potential sales milestones of not more than $130 million. KCP is eligible to receive stacked royalty percentages based on net sales that range from the high single digits to low teens. Pursuant to the agreement, KCP and Genentech each granted to the other party a perpetual, irrevocable, non-exclusive, royalty-free and fully paid-up research license, without the right to grant sublicenses, under the know-how and materials exchanged between the parties for all research purposes and, in the event that Genentech exercises its option to license the assets, KCP will grant to Genentech a worldwide, exclusive, sublicensable license to the licensed assets/intellectual property (i.e., the molecules or series of molecules that bind to and/or modulate the α9α10 nicotinic acetylcholine receptor (“nAChR”) antagonist) to make, use, offer for sale, sell and important the molecules, collaboration molecules and license products for all uses worldwide. The research collaboration is focused on developing KCP506, KCP’s lead nAChR antagonist. KCP506 is being developed as a once-weekly subcutaneous injectable for the treatment of chronic neuropathic pain as a once weekly subcutaneous injectable. Since the agreement was entered into in 2018, KCP and Genentech expanded their existing research collaboration, and KCP has received milestones and development reimbursement in the low double-digit millions for pre-clinical testing and clinical development of KCP506. Under the terms of the agreement, Genentech has an option to license assets developed during the collaboration after completion of Phase 1 clinical trials. If Genentech exercises its option to license the assets under the agreement, Genentech will be responsible for further development and commercialization of KCP506.

LHF-535

LHF-535 is a legacy antiviral program that Kineta’s subsidiary, Kineta Viral Hemorrhagic Fever, LLC (f/k/a Kineta Four, LLC) (“KVHF”) is developing for the treatment of Lassa fever and other arenaviruses with support from Wellcome Trust Limited (“Wellcome Trust”) and the National Institutes of Health. Kineta is collaborating with the Wellcome Trust and International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC) to plan a Phase 2/3 clinical study in Lassa infected patients in Africa. Kineta purchased the assets for this program from SIGA Technologies, Inc. (“SIGA”) pursuant to an Asset Purchase Agreement and SIGA is eligible to receive $6.5 million in sales milestone payments and low to mid single-digit royalty percentages on net sales of royalty-bearing products, a one-time payment equal to a low single-digit percentage of gross proceeds in the event that KVHF receives a priority review voucher in connection with the Arenavirus assets and a payment equal to a low single-digit percentage of proceeds of any upfront or milestone payments in the event that KVHF licenses or sells its rights to the Arenavirus assets to one or more third parties. KVHF has been required to use, and has met, commercially reasonable efforts to conduct research and development of the assets.

License Agreements

License Agreement with GigaGen, Inc.-VISTA

In August 2020, Kineta entered into an Option and License Agreement with GigaGen, Inc. (“GigaGen”), which was amended in November 2020 (such agreement, as amended, the “VISTA Agreement”) to in-license certain intellectual property and antibodies for the VISTA/KVA12123 drug program. The VISTA Agreement provides that, during the option term, or the time in which Kineta has the option to exercise its option to in-license the VISTA intellectual property and antibodies from GigaGen, GigaGen will grant to Kineta an exclusive research license to the VISTA intellectual property and antibodies. Upon the expiration of the option term, Kineta exercised its option to in-license VISTA intellectual property and antibodies from GigaGen. Pursuant to the terms of the VISTA Agreement, GigaGen granted Kineta an exclusive (even as to GigaGen) world-wide license, with the right to grant sublicenses to research, develop, make, have made, use, have used, offer for sale, sell, have sold, distribute, import, have imported, export and have exported and otherwise exploit the licensed antibodies and licensed products. Upon Kineta’s exercise of the option, Kineta made an upfront payment of cash to GigaGen and issued Kineta equity to GigaGen. In December 2020, Kineta exercised its exclusive option to GigaGen’s intellectual property rights to develop, manufacture and commercialize six antibodies and derivatives identified by GigaGen that target VISTA and subsequently made a cash payment of $400,000 and issued 113,636 shares of non-voting common stock to GigaGen per the terms of the agreement. Kineta has paid less than $1,000,000 of cash and equity to GigaGen for license to certain antibodies and development antibodies.

Under the VISTA Agreement, GigaGen is eligible to receive less than $20.25 million in development and regulatory milestone payments and up to $8 million in sales milestone payments. In addition, GigaGen is eligible to receive low single-digit royalty percentages based on net sales. Kineta is responsible (with input from GigaGen) for the preparation, filing, prosecution and maintenance of all patents and patent applications, and all associated costs.

The VISTA Agreement shall remain in effect on a licensed product-by-licensed product and country-by-country basis, until the expiration of the royalty term for a licensed product in a country. Kineta may terminate the VISTA Agreement with 30 days’ written notice to GigaGen. Either party has the right to terminate the VISTA Agreement upon a material breach of the other party that is not cured within 90 days after the breaching party receives written notice of such breach from the non-breaching party.

License Agreement with GigaGen, Inc.-CD27

In June 2021, Kineta entered into an Option and License Agreement with GigaGen, which was amended in July 2022 (such agreement, as amended, the “CD27 Agreement”) to in-license certain intellectual property rights and antibodies for the CD27 drug program. The CD27 Agreement provides that, during the option term, or the time in which Kineta has the option to exercise its option to in-license the CD27 intellectual property and antibodies from GigaGen, GigaGen will grant to Kineta an exclusive research license to the CD27 intellectual property and antibodies. In the event that Kineta exercises its option to in-license the CD27 intellectual property and antibodies from GigaGen, Kineta will be granted an exclusive (even as to GigaGen) world-wide license, with the right to grant sublicenses to research, develop, make, have made, use, have used, offer for sale, sell, have sold, distribute, import, have imported, export and have exported and otherwise exploit the licensed antibodies and licensed products. Kineta has paid an amount less than $100,000 of cash to GigaGen to maintain its rights to exercise its license to certain antibodies and development antibodies.

Under the CD27 Agreement, upon Kineta’s exercise of the option, GigaGen will be eligible to receive cash and equity in an amount less than $1,000,000 related to the exercise of the license to the assets, up to $20 million in development and regulatory milestone payments and up to $8 million in sales milestone payments. In addition, GigaGen is eligible to receive low single-digit royalty percentages based on net product sales. In the event Kineta exercises its option, Kineta is responsible (with input from GigaGen) for the preparation, filing, prosecution and maintenance of all patents and patent applications, and all associated costs.

If Kineta exercises its option to in-license the intellectual property and antibodies, the CD27 Agreement shall remain in effect, on a licensed product-by-licensed product and country-by-country basis, until the expiration of the royalty term for a licensed product in a country. Kineta may terminate the CD27 Agreement with 60 days’ written notice to GigaGen. Either party has the right to terminate the CD27 Agreement upon a material breach of the other party that is not cured within 90 days after the breaching party receives written notice of such breach from the non-breaching party.

License Agreement with Genentech

In April 2018, KCP entered into an Exclusive License and Option Agreement with Genentech, which was amended in November 2019 and further amended in October 2020 (such agreement, as amended, the “Genentech Agreement”), to out-license certain intellectual property rights to Genentech for the KCP506 program, KCP’s lead nAChR antagonist. Under the Genentech Agreement, Genetech has an option to exercise an exclusive right to license the assets following certain development milestones. If Genentech exercises its option to in-license the assets, it will receive a worldwide, exclusive, sublicensable license to the licensed assets to make, use, offer for sale, sell and import assets including molecules, collaboration molecules and licensed products.

Pursuant to the terms of the Genentech Agreement, Genentech paid KCP approximately $21 million to cover research expenses and upfront milestone payments. Pursuant to the Genentech Agreement, KCP is eligible to receive up to $103.5 million in development and regulatory milestones payments, up to $94.5 million in launch milestones and up to $130 million in sales milestones. If Genentech exercises its option to the assets under the Genentech Agreement, KCP is also eligible to receive an option exercise payment of $24 million and stacked royalty percentages ranging from the high single digits to low teens on net sales of licensed products through the term of the agreement.

The Genentech Agreement shall continue in full force and effect, on a country-by-country, licensed product-by-licensed product basis until there is no remaining royalty payment or other payment obligation in such country with respect to such licensed product. Either party has the right to terminate the Genentech Agreement if the other party fails to cure a material breach within 90 days (or 30 days for payment defaults) after the breaching party receives written notice of such breach from the non-breaching party. Either party may terminate the Genentech Agreement effective on written notice to the other party in the event of insolvency or bankruptcy of the other party that is not dismissed or vacated within 90 days. Genentech has the right to permissively terminate the research program and/or the Genentech Agreement in its sole discretion upon 60 days’ written notice to KCP. The Genentech Agreement shall be deemed terminated if Genentech does not elect to exercise the option to license the assets.

License Agreement with University of Utah Research Foundation

In July 2020, KCP entered into an Amended and Restated Exclusive License Agreement with University of Utah Research Foundation (“UURF”), which was amended in December 2020 (such agreement, as amended, the “UURF Agreement”). The UURF Agreement gives KCP an exclusive, worldwide, non-transferrable sublicensable license to patents and patent rights related to nAChR that are covered by any claim or claims included in the patent rights (issued and pending patents) to make, have made, use and sell products that are covered within the patent rights. Under the UURF Agreement, KCP must use commercially reasonable efforts to develop and commercialize a licensed product.

Pursuant to the terms of the UURF Agreement, KCP paid UURF a non-refundable license issue fee of $30,000 and issued to UURF a warrant to purchase shares of KCP. The UURF Agreement requires KCP to pay an annual license maintenance fee of $5,000. UURF is eligible to receive up to $625,000 in development and regulatory milestone payments, sales milestone payments and low-single digit royalty percentages on net sales on licensed products and non-licensed products that are related to nAChR.

The UURF Agreement expires on the earlier of (a) the last-to-expire of patent rights licensed under the UURF Agreement or (b) September 23, 2035. KCP may terminate the UURF Agreement upon 90 days’ prior written notice to UURF. UURF may terminate the UURF Agreement if KCP fails to deliver to UURF any statement or report required under the UURF Agreement when due, fails to make any payment when due, violates or fails to perform any covenant, condition or undertaking under the UURF Agreement, ceases to make commercially reasonable efforts to commercialize a licensed product, files a bankruptcy action, enters into a composition with creditors or has a receiver appointed for it and KCP fails to cure such default within 90 days of notice of such default.

Asset Purchase Agreement

Asset Purchase Agreement with SIGA Technologies, Inc.

In August 2014, KVHF entered into an Asset Purchase Agreement with SIGA, which was amended in December 2021 (such agreement, as amended, the “SIGA Agreement”). The SIGA Agreement gives KVHF certain intellectual property rights related to Arenavirus know-how, patents, materials, equipment, documents, and rights to file and prosecute any patents related to such intellectual property for Kineta’s LHF535 program. Pursuant to the terms of the SIGA Agreement, SIGA is eligible to receive up to $6.5 million in, sales milestones payments, and low single-digit royalty percentages on net sales of royalty-bearing products, a one-time payment equal to a low single-digit percentage of gross proceeds in the event that KVHF receives a priority review voucher in connection with the Arenavirus assets and a payment equal to a low single-digit percentage of gross proceeds of any upfront or milestone payments in the event that KVHF licenses or sells its rights to the Arenavirus assets to one or more third parties. KVHF must use commercially reasonable efforts to conduct research and development in accordance with and subject to the terms of the SIGA Agreement.

The SIGA Agreement expires when KVHF’s payment obligations have expired. The sale of Arenavirus assets to KVHF under the SIGA Agreement is perpetual, irrevocable and non-terminable, and survives any termination or expiration of the SIGA Agreement, unless KVHF makes an uncured material breach and fails to cure such breach within 90 days of receipt of written notice from SIGA.

Drug Manufacturing Organizations Agreements

Master Development Services Agreement with Samsung Biologics Co., Ltd.

In July 2021, Kineta entered into a Master Development Services Agreement (the “Samsung Agreement”) with Samsung Biologics Co., Ltd. (“Samsung”) to perform biologics development and manufacturing services for the VISTA program. Under the Samsung Agreement, Samsung will provide services pursuant to product-specific agreements, which specify the services to be provided, deliverables, payments due and timelines, in accordance with cGMP, where applicable. The services will be performed at Samsung’s facility and Samsung will maintain manufacturing documentation for the manufacturing process. Kineta will provide adequate materials for Samsung to carry out the services and will pay Samsung pre-negotiated fees for product-specific services related to VISTA.

The Samsung Agreement gives Kineta a worldwide, non-exclusive sublicensable, royalty-free license to any Samsung intellectual property or invention that is incorporated into the service deliverables to further develop, manufacture, make, use, sell, offer to sell, export and import certain clinical products. Pursuant to the terms of the Samsung Agreement, Kineta and Samsung will each continue to own their respective background intellectual property and any inventions derived from their respective intellectual property and confidential information.

The Samsung Agreement expires five years from the effective date and will automatically renew for successive two-year terms unless either party gives the other party written notice of termination at least six months prior to the end of the then-current Samsung Agreement term. Either party may terminate the Samsung Agreement or a product-specific agreement in the event of a material breach by the other party that is not cured within 30 days’ written notice or in the event of insolvency.

Development and Manufacturing Services Agreement with AmbioPharm, Inc.

In November 2019, KCP entered into a Development and Manufacturing Services Agreement (the “AmbioPharm Agreement”) with AmbioPharm, Inc. (“AmbioPharm”) to perform manufacturing services for the KCP506 program. Such services, which AmbioPharm will perform at its facilities, are set forth in work orders that specify scope of work, deliverables, timelines, milestones, quantity, budget, payment schedule and other details and special arrangements agreed to by the parties. Pursuant to the terms of the AmbioPharm Agreement, a statement of work for each specified project shall be prepared and agreed to by both parties prior to the initiation of work. Under the AmbioPharm Agreement, KCP will retain the rights to its technology, including its established manufacturing process, and AmbioPharm will retain the rights to its technology. Further, any new manufacturing process developed by AmbioPharm will remain property of AmbioPharm until which time it is purchased by KCP in accordance with the applicable work order.

The AmbioPharm Agreement expires on the later of three years from the effective date of the AmbioPharm Agreement or the completion of services under all work orders prior to the third anniversary of the effective date of the AmbioPharm Agreement. The term of the AmbioPharm Agreement may be extended by KCP for additional two-year periods upon written notice to AmbioPharm at least 30 days prior to the expiration of the then-current term. KCP may terminate the AmbioPharm Agreement or any work order (a) upon 30 days’ prior written notice to AmbioPharm or (b) immediately upon written notice if (i) in KCP’s reasonable judgment, AmbioPharm is or will be unable to perform the services within the budget or timeframe detailed in the applicable work order or (ii) AmbioPharm fails to obtain or maintain any material governmental licenses or approvals required in connection with the services. Either party may terminate the AmbioPharm Agreement or a work order in the event of a material breach that is not cured within 30 days’ written notice, in the event of bankruptcy or insolvency or in the event of a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of the AmbioPharm Agreement or any pending work order for a period of at least 90 days.

Intellectual Property

Kineta has established a broad intellectual property portfolio, including patents and patent applications covering the composition of Kineta’s product candidates and related technology, and other inventions that are important to Kineta’s business. Kineta works with its outside patent counsel to employ various life-cycle management patent strategies, such as managing public disclosures prior to patent application filing, timing of filing the patent application, drafting clear claims language and filing follow-on patent applications for patents on new drug formulations and new indications (such as pediatrics or rare diseases), all of which optimize the value of the patent portfolio and can extend the product life cycle, giving Kineta an advantage for extended patent term and a broader scope of protection for novel technologies. Kineta seeks to maximizes patent term restoration and patent term adjustment opportunities. When appropriate, Kineta also takes advantage of the Patent Prosecution Highway (“PPH”), which is a framework that reduces duplication of effort of multiple patent offices. The PPH allows the patent office in a country of a second filing to take advantage of the work of the patent office in the country of first filing by allowing the country of a second filing to use the search results related to the allowed claims in the first country, accelerating the examination process, increasing the allowance rate of claims and reducing the number of office actions issued for an application.

As of December 19, 2022, Kineta’s patent portfolio included a total of seven (7) issued patents in the United States, twenty-nine (29) issued or registered patents in foreign countries, three (3) pending patent applications in the United States, and thirty-eight (38) pending patent applications in foreign countries. Kineta’s issued or registered patents and pending patent applications include those licensed from UURF and SIGA. Certain pending patent applications cover multiple of Kineta’s product candidates. Kineta’s intellectual property includes compositions of matter, methods of use, product candidates, and other proprietary technology. As of December 19, 2022, Kineta had exclusive rights or owned rights to: (i) four (4) issued U.S. patents, two (2) pending U.S. patent applications, four (4) issued or registered foreign patents, and thirty-eight (38) pending foreign patent applications related to Chronic Pain; (ii) two (2) issued U.S. patents and twenty-one (21) issued or registered foreign patents related to Lassa; (iii) one (1) issued U.S. patent and four (4) issued or registered foreign patents related to IO; and (iv) one (1) pending U.S. application related to VISTA. Kineta’s current portfolio of issued patents in the U.S. and issued or registered patents in foreign countries related to Chronic Pain, Lassa, IO, and VISTA expire between 2029 and 2042. The table below sets forth Kineta’s patent portfolio.

Family	Jurisdiction	Patent (P) or Application (A)	Projected expiration date, including any adjustments (and absent any term extensions)
K3-UURF-002	United States	(P)	March 2, 2029 (includes 594 days of Patent Term Adjustment, PTA)
		(P)	February 18, 2030 (includes 947 days of PTA)

K3-UURF-003	United States	(P)	September 23, 2035 (includes 481 days of PTA)

K3-001	United States	(P)	December 4, 2035 (includes 28 days of PTA)

	United States	(A)	November 6, 2035

	Australia	(P)	November 6, 2035
		(A)	November 6, 2035

	Canada	(A)	November 6, 2035

	China	(A)	November 6, 2035

	Europe	(A)	November 6, 2035

	Hong Kong	(A)	November 6, 2035

	Israel	(P)	November 6, 2035
		(A)	November 6, 2035

	India	(A)	November 6, 2035

	Japan	(P)	November 6, 2035
		(A)	November 6, 2035

	Korea	(A)	November 6, 2035

	Taiwan	(P)	November 5, 2035
		(P)	November 5, 2035

K3-002	Argentina	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Australia	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Brazil	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Canada	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Chile	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	China	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Colombia	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Costa Rica	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Egypt	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Europe	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Hong Kong	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

India	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Indonesia	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Israel	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Japan	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Korea	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Malaysia	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Mexico	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

New Zealand	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Peru	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Philippines	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Russia	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Singapore	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

South Africa	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Taiwan	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Thailand	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

Ukraine	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

	Vietnam	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 4, 2039.

K3-004	United States	(A)	The patent has been allowed; the estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., January 3, 2039.

K4-007	United States	(P)	February 14, 2033
		(P)	February 14, 2033

	OAPI	(P)	February 14, 2033

	ARIPO	(P)	February 14, 2033

	Australia	(P)	February 14, 2033
		(P)	February 14, 2033

	Brazil	(P)	February 14, 2033

	Canada	(P)	February 14, 2033

	China	(P)	February 14, 2033

	Europe	(P) (validated in specific countries)	February 14, 2033

	France	(P)	February 14, 2033

	Germany	(P)	February 14, 2033

	Switzerland	(P)	February 14, 2033

	Great Britain	(P)	February 14, 2033

	Hong Kong	(P)	February 14, 2033

	India	(P)	February 14, 2033

	Israel	(P)	February 14, 2033
		(P)	February 14, 2033

	Japan	(P)	February 14, 2033

	Korea	(P)	February 14, 2033

	Macao	(P)	February 14, 2033

	Mexico	(P)	February 14, 2033

	Singapore	(P)	February 14, 2033

	South Africa	(P)	February 14, 2033

KINC-001	United States	(P)	February 23, 2032

	Europe	(P) (validated in specific countries)	February 23, 2032

	France	(P)	February 23, 2032

	Germany	(P)	February 23, 2032

	Switzerland	(P)	February 23, 2032

	Great Britain	(P)	February 23, 2032

KVA-001	PCT	(A)	The estimated expiration date without any patent term adjustment or extension is 20 years from filing, i.e., February 18, 2042.

In addition to patents, Kineta may rely, in some circumstances, on trade secrets to protect its technology. Kineta seeks to protect its proprietary technology and processes, and obtain and maintain ownership of certain technologies, in part, by confidentiality and invention assignment agreements with its employees, consultants, scientific advisors and contractors. Kineta also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems.

Kineta’s patent strategy focuses on securing market exclusivity through a portfolio of patents and claim sets to ensure broad based protection for Kineta’s innovative technologies. Geographically, Kineta files patents in those countries that account for 90% of the revenue of the global pharmaceutical market as well as several additional markets due to their strategic importance, including the U.S., European Union (“EU”), Japan, Korea, China, India, Singapore, Switzerland, Russia, Canada and Mexico.

Kineta’s patent strategy includes filing for multiple claim sets that include both specific patent claims as well as broader based claims. This approach helps to protect the innovative science at Kineta and to protect its intellectual property. Kineta’s filing strategy includes filing for patent claims for (i) composition of matter, (ii) picture claims and sequences, (iii) product uses and indications, (iv) manufacturing and (v) pharmaceutical properties and characteristics.

The table below summarizes the high-level filing strategy of Kineta’s existing patent portfolio:

	Chronic Pain Patents (KCP506)			Lassa patents (LHF535)	IO Patents	VISTA patents (KVA12123)
Patent Family	K3-001	K3-UURF 002/3	K3-002/4	K4-007	KINC-001	KVA-001
Composition of matter	Y	Y	Y	Y		Y
Methods of Manufacturing			Y			Y
Sequences/Structure	Y	Y	Y	Y	Y	Y
Indications	Y	Y	Y	Y	Y	Y
Specification on use (mono or combo)				Y	Y	Y
Binding characteristics		Y			Y	Y
Immune cell regulation		Y	Y		Y	Y
Physiologic properties		Y	Y		Y	Y
Discovery Candidates		Y			Y	To be added on a rolling basis

Kineta strives to protect the proprietary technologies that it believes are important to its business, including by seeking, maintaining and defending patent rights, whether developed internally or in conjunction with or in-licensed from third parties. Kineta also relies on trade secrets relating to its proprietary technology platform and on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain its proprietary position in the field of innate immunity and fully human antibodies.

As more fully described above, as of December 19, 2022, Kineta’s patent portfolio included eight patent families, including seven issued U.S. patents and three U.S. patent applications. Kineta also relies on trade secrets and careful monitoring of its proprietary information to protect aspects of its business that are not amenable to, or that Kineta does not consider appropriate for, patent protection.

Kineta’s success will depend significantly on its ability to:

•	Obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to its business;

•	Defend and enforce its patents;

•	Maintain its licenses to use intellectual property owned by third parties; and

•	Preserve the confidentiality of its trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties.

Although Kineta takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Kineta’s trade secrets or disclose its technology. Thus, Kineta may not be able to meaningfully protect its trade secrets.

In addition, a third party may hold intellectual property, including patent rights that are important or necessary to the development of Kineta’s products. It may be necessary for Kineta to use the patented or proprietary technology of third parties to commercialize its products, in which case Kineta would be required to obtain a license from these third parties on commercially reasonable terms, or Kineta’s business could be harmed, possibly materially. For example, certain of the methods for Kineta’s platform developing fully human antibodies are covered by patents held by third parties. Although Kineta has obtained exclusive licenses to these patents from these third parties on what Kineta believes are commercially reasonable terms, if Kineta were not able to obtain a license on similar technology, or were not able to obtain a license on commercially reasonable terms, its business could be harmed, possibly materially.

The patent positions of biopharmaceutical companies like Kineta are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Kineta does not know whether any of its product candidates will be protectable or remain protected by enforceable patents. Kineta cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that Kineta holds may be challenged, circumvented or invalidated by third parties.

Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, Kineta cannot be certain of the priority of inventions covered by pending patent applications. Moreover, Kineta may have to participate in interference proceedings declared by the United States Patent and Trademark Office (“USPTO”) or a foreign patent office to determine priority of invention or in post-grant challenge proceedings, such as oppositions, that challenge priority of invention or other features of patentability. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to Kineta.

The term for individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in that country or the international filing date. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date.

The Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the expiration date of a U.S. patent as partial compensation for the length of time the drug is under regulatory review while the patent is in force. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar provisions are available in the EU and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug.

In the future, to the extent Kineta’s product candidates including KVA12123, KCP506, LHF-535, anti-CD27 agonist mAb immunotherapy and anti-CD24 antagonist mAb immunotherapy receive approval by the FDA or foreign regulatory authorities, Kineta expects to apply for patent term extensions on issued patents covering those products, depending upon the length of the clinical trials for each drug and other factors.

Manufacturing

Kineta does not maintain manufacturing facilities or personnel. Kineta currently relies, and expects to continue to rely, on third parties for the manufacture of its product candidates for preclinical testing, clinical study evaluation and for commercial manufacture if its product candidates receive regulatory approval.

Kineta established a manufacturing agreement with Samsung in July 2021 to provide end-to-end contract development and manufacturing services, including cell line development, manufacturing process development, clinical drug substance and drug product manufacturing and IND filing support for KVA12123. Samsung has no commercial rights to KVA12123 or any other Kineta assets. Kineta uses other contract manufacturers for its KCP506 and LHF535 programs including AmbioPharm and Patheon.

Commercialization

Kineta has not yet established a sales, marketing or product distribution infrastructure for its product candidates, which are still in preclinical or early clinical development. Kineta believes that it will be possible to access the United States oncology market through a focused, specialized sales force. Kineta has not yet developed a commercial strategy outside of the United States and will likely seek a strategic partner for these markets.

Subject to receiving marketing approvals, Kineta expects to commence commercialization activities by building a focused sales and marketing organization in the United States to sell its products. Kineta believes that such an organization will be able to address the community of oncologists who are the key specialists in treating cancer patients for which its product candidates are being developed.

Competition

Some of Kineta’s proposed products will face competition from approved therapeutics. Competition for Kineta’s pipeline products comes primarily from large, well-established pharmaceutical companies, who have greater financial resources and expertise in research and development, manufacturing, conducting clinical trials and marketing approved products. Mergers and acquisitions within the pharmaceutical and biotechnology industries may further concentrate competitors’ resources. Kineta is not only competing with these companies in terms of technology, but also in recruiting and retaining qualified scientists and management personnel, in establishing partnerships with clinical trial sites and in registering patients into clinical trials.

In addition to current standard of care for patients, clinical trials are being pursued by a number of parties in the field of immuno-oncology and in Kineta’s lead indications. These products in development may provide efficacy, safety, convenience and other benefits that are not provided by currently marketed therapies. As a result, they may provide significant competition for any of Kineta’s product candidates for which it obtains marketing approval. Based on publicly available information, the following are some of the products being developed by competitors in indications overlapping with those of Kineta’s programs.

Oncology landscape

For the last 150 years, cancer treatment was dominated by surgery, chemotherapy, radiation therapy and hormonal therapy. Before 1997, all available chemotherapy drugs for cancer were generic in their mechanism of action, designed to either kill rapidly dividing cells or deprive them of essential growth factors. Since 1997 the field has witnessed an emergence of many targeted agents for cancer, including in 2011, the first CPI for cancer, ipilimumab or Yervoy®.

Immunotherapies are unique in cancer treatment in that they do not kill cancer cells directly, but rather enhance the endogenous immune response to tumors. By enhancing the immune response, it is now possible to obtain dramatic and long-lasting tumor regressions, even in patients with advanced or otherwise incurable cancers. There exist today four broad categories of marketed immunotherapies:

•	Cell-based therapies (e.g., CAR T cells);

•	Vaccines (e.g., BCG);

•	Oncolytic viruses (e.g., T-Vec); and

•	Immunomodulators (e.g., CPIs).

Immune checkpoint inhibitors (CPIs)

The most widely prescribed and effective group of treatments are the CPIs. Since 2011, eight CPIs have been approved in the United States, primarily for the treatment of advanced or metastatic solid tumors. All the CPIs have one of two mechanisms of action. They either block the interaction of PD1 with its ligands (PD-L1 or -L2), or they block the interaction of CTLA4 with its ligands (CD80 or CD86). Since both PD1 and CTLA4 serve as breaks on the T-cell-driven immune response, antibodies that block these interactions enhance the activation of effector T cells.

Because there is such a large population of advanced cancer patients for whom there are few available treatments, the CPIs have become widely used, and this is reflected in the commercial success of the group. However, despite more than a decade of development, existing CPIs still address only two distinct mechanisms of action and are effective in only a fraction of treated patients.

Several key CPI deficiencies have become apparent from the clinical data:

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CR rates for most tumor types, either as a single agent or in combination with other drugs, are low and sometimes similar to conventional chemotherapy. There are very few instances where CR rates exceed 10%.

•	Most patients have no response or PR and do not achieve durable remission of disease. There are few or no options for subsequent immunotherapy treatment of these patients.

•	Only two CPI mechanisms are available, reducing combination therapy options.

•	CPIs are not labeled or show poor efficacy in the most frequent types of cancer, including breast cancer, NSCLC, prostate cancer and CRC.

Because the key to successful cancer treatment often involves the use of complex combination therapies, the immuno-oncology field urgently needs additional immunotherapies that do not increase the burden of drug related toxicity. Kineta is developing novel immunotherapies that address the mechanisms of cancer resistance where current therapies fail.

KVA12123 (VISTA) Competition

There are currently no approved VISTA blocking immunotherapies on the market. The competitive landscape includes six primary companies in a similar development stage from late preclinical to early Phase 1 (Figure 18). Other discovery stage assets have been announced by Apexigen, Inc., Five Prime Therapeutics (acquired by Amgen Inc.)/BMS and xCella Biosciences, Inc.

Figure 18. VISTA competitive landscape

Other discovery stage programs: Apexigen, Five Prime Therapeutics/BMS, xCella Biosciences

*	On November 9, 2022, Curis announced that it is “concentrating its resources to focus on and accelerate emavusertib”, the company’s lead asset and “deprioritization of other programs” (CI-8993)

Anti-CD27 Agonist mAb Immunotherapy Competition

The competitive landscape for anti-CD27 agonist immunotherapies is led by Merck & Co., Inc. and Celldex Therapeutics, Inc. Merck is developing an anti-CD27 agonist immunotherapy that is in Phase 2 clinical trials. Celldex Therapeutics, Inc. is developing a bi-specific antibody with PD-L1 for patients with OC that is in Phase 1 clinical trials. Other discovery stage assets have been announced by Apogenix AG, Ligand Pharmaceuticals Incorporated, Shanghai Henlius Biotech, Avacta Life Sciences and Boston Immune Technologies and Therapeutics, Inc.

Anti-CD24 Antagonist mAb Immunotherapy Competition

The competitive landscape for anti-CD24 antagonist immunotherapies is very limited with Pheast Therapeutics, Inc. and Antengene Corporation Limited having discovery stage assets. However, CD24 shares some of the same features as CD47/Sirpα, another “do not eat me” signal currently targeted with success by several biotech and pharma companies.

Kineta’s commercial opportunity in different indications could be reduced or eliminated if its competitors develop and market products that are more convenient to use, more effective, less expensive and safer to use than Kineta’s products. Furthermore, if competitors gain FDA approval faster than Kineta does, Kineta may be unable to establish a strong market presence or to gain market share. The key competitive factors affecting the success of all of Kineta’s product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Government Regulation

Government authorities in the U.S., at the federal, state and local levels, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the new drug application (“NDA”) process before it may be legally marketed in the U.S.

U.S. Drug Development Process

In the U.S., the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act (the “FDCA”), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Kineta.

The process required by the FDA before a drug may be marketed in the U.S. generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with GLP regulations and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice (“GCP”) regulations to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA or a biologics license application (“BLA”);

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current GMP (“cGMP”) requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	satisfactory completion of other studies required by the FDA, including immunogenicity, carcinogenicity, genotoxicity and stability studies;

•	FDA review and approval of the NDA or BLA to permit commercial marketing of the product for particular indications for use in the U.S.; and

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compliance with any post-approval requirements, including the potential requirement to implement a risk evaluation and mitigation strategy (“REMS”) and the potential requirement to conduct post-approval studies.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns about on-going or proposed clinical trials or non-compliance with specific FDA requirements, and the trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. They must be conducted under protocols detailing, among other things, the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND as well as any subsequent protocol amendments, and timely safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. An IRB at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human volunteers and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. Sponsors sometimes designate their Phase 1 clinical trials as Phase 1a or Phase 1b. Phase 1b clinical trials are typically aimed at confirming dosing, pharmacokinetics and safety in larger number of patients. Some Phase 1b studies evaluate biomarkers or surrogate markers that may be associated with efficacy in patients with specific types of diseases.

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Phase 2: This phase involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

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Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population, generally at geographically dispersed clinical study sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

There are also requirements governing the reporting of ongoing clinical trials and completed trial results to public registries. Sponsors of certain clinical trials of FDA-regulated products are required to register and disclose specified clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved.

As a result of the COVID-19 public health emergency, Kineta may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. For example, in March 2020, the FDA issued a guidance, which the FDA subsequently updated, on conducting clinical trials during the pandemic. In June 2020, the FDA also issued a guidance on good manufacturing practice considerations for responding to COVID-19 infection in employees in drug products manufacturing, including recommendations for manufacturing controls to prevent contamination of drugs. Additional COVID-19 related guidance released by the FDA includes guidance addressing resuming normal drug and biologics manufacturing operations; manufacturing, supply chain and inspections; and statistical considerations for clinical trials during the COVID-19 public health emergency. In view of the spread of the COVID-19 variants, the FDA may issue additional guidance and policies that may materially impact our business and clinical development timelines. The ultimate impact of the COVID-19 pandemic on our business operations and clinical development plans is highly uncertain and subject to change and will depend on future developments, including new regulatory requirements and changes to existing regulations. If new guidance and policies are promulgated by the FDA that require changes in our clinical protocol or clinical development plans, our anticipated timelines and regulatory approval may be delayed or materially impacted.

NDA Review and Approval Process

The results of product development, preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA reviews an NDA or BLA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA or BLA for a new molecular entity to review and act on the submission. This review typically takes 12 months from the date the NDA or BLA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs or BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA or BLA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP requirements.

After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete

Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA or BLA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 trial or other significant and time consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA or BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized. The FDA may also place other conditions on approval including the requirement for a REMS to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS. The FDA will not approve the NDA or BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Marketing approval may be withdrawn for non-compliance with regulatory requirements or if problems occur following initial marketing. The Pediatric Research Equity Act (“PREA”) requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs or BLAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Expedited Development and Review Programs

Kineta plans to seek to accelerate regulatory approval in all major markets. The pathways outlined in Figure 19 below provide an overview of accelerated review and approval pathways with the FDA.

Kineta also plans to pursue “fast track” and “accelerated approval” for the KVA12123 and anti-CD27 mAb immunotherapy programs.

Figure 19. Accelerated Regulatory Approval by FDA

Fast track: A sponsor may seek approval of its product candidate under programs designed to accelerate the FDA’s review and approval of new drugs and biological products that meet certain criteria. The FDA has a fast track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Unique to a fast track product, the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

Breakthrough therapy: A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. The designation includes all of the fast track program features, which means that the sponsor may file sections of the NDA or BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of such drug.

Accelerated approval: In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. The FDA may withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.

Priority review: Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious disease or condition. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to 10 months for review of new molecular entity NDAs or BLAs under its current PDUFA review goals. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Fast track designation, priority review and breakthrough therapy designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Kineta may explore some of these opportunities for its product candidates as appropriate. Depending on other factors that impact clinical trial timelines and development, such as Kineta’s ability to identify and onboard clinical sites and rates of study participant enrollment and drop-out, Kineta may not realize all the benefits of these expedited or accelerated review programs.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP regulations and other laws and regulations. In addition, the FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

Any drug products manufactured or distributed by Kineta or its partners pursuant to FDA approvals will be subject to pervasive and continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market and imposes requirements and restrictions on drug manufacturers, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet.

Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical holds on post-approval clinical trials, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties.

NDA and BLA Marketing Exclusivity

Market exclusivity provisions under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application, or ANDA, or an NDA submitted under Section 505(b)(2), or 505(b)(2) NDA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA alternatively provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Under the FDCA, market exclusivity for biologics agents provides a 12-year period of market exclusivity within the U.S. for the first FDA approved compound.

Pediatric exclusivity is another type of marketing exclusivity available in the U.S. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity may offer a seven-year period of marketing exclusivity, except in certain circumstances.

U.S. Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which Kineta may seek regulatory approval. Sales in the U.S. will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which Kineta or its customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. A third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be available. Additionally, in the U.S. there is no uniform policy among payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. If coverage and adequate reimbursement are not available, or are available only at limited levels, successful commercialization of, and obtaining a satisfactory financial return on, any product Kineta develops may not be possible.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for marketing, Kineta may need to conduct expensive studies in order to demonstrate the medical necessity and cost-effectiveness of any products, which would be in addition to the costs expended to obtain regulatory approvals. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable Kineta to maintain price levels sufficient to realize an appropriate return on its investment in drug development.

U.S. Healthcare Reform

In the U.S., there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities and affect the profitable sale of product candidates.

Among policy makers and payors in the U.S., there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “ACA”) was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (1) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; (2) created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected; (3) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in certain government healthcare programs; (4) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (5) expanded the eligibility criteria for Medicaid programs; (6) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; (7) created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; (8) established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and (9) established a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drugs.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, in June 2021 the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period in 2021 for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and remained open through August 15, 2021. This executive order also instructs certain governmental agencies to review existing policies and rules that limit access to health insurance coverage through Medicaid or the ACA, among others. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and healthcare measures promulgated by the Biden administration will impact the ACA, our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, resulted in aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013 and will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through the end of 2021, unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, in 2020, the U.S. Department of Health and Human Services (“HHS”) and the CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of the rules. Under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on our business. Further, based on a recent executive order, the Biden administration expressed its intent to pursue certain policy initiatives to reduce drug prices. Any reduction in reimbursement from Medicare or other government programs may result in a reduction in payments from private payors. The impact of legislative, executive and administrative actions of the Biden administration on us and the pharmaceutical industry as a whole is unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Kineta is unable to predict the future course of federal or state healthcare legislation in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. Further, it is possible that additional governmental action will be taken in response to the COVID-19 pandemic. If Kineta or any third parties it may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Kineta or such third parties are not able to maintain regulatory compliance, Kineta’s products candidates may lose regulatory approval that may have been obtained and Kineta may not achieve or sustain profitability.

U.S. Healthcare Fraud and Abuse Laws and Compliance Requirements

Federal and state healthcare laws and regulations restrict business practices in the pharmaceutical industry. These laws include anti-kickback and false claims laws and regulations, data privacy and security and transparency laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act and the Civil Monetary Penalties Statute.

The federal civil and criminal false claims laws and civil monetary penalties laws, including the civil False Claims Act, prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government.

The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal civil and criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program. In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, imposes certain requirements relating to the privacy, security and transmission of protected health information on HIPAA covered entities, which include certain healthcare providers, health plans and healthcare clearinghouses, and their business associates who conduct certain activities for or on their behalf involving protected health information on their behalf as well as their covered subcontractors.

The federal Physician Payments Sunshine Act requires applicable group purchasing organizations and applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to certain payments or other transfers of value made to covered recipients, including physicians licensed to practice in the U.S. (defined to include doctors of medicine and osteopathy, dentists, podiatrists, optometrists and licensed chiropractors), and teaching hospitals, in the previous year, including ownership and investment interests held by covered physicians and their immediate family members. Effective January 1, 2021, for data collected in 2021 and submitted to CMS in 2022, such reporting obligations with respect to covered recipients have been extended to include new provider types: physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants and certified nurse-midwives.

Similar state and local laws and regulations may also restrict business practices in the pharmaceutical industry, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments or transfers of value that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information or which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities; state and local laws that require the registration of pharmaceutical sales representatives; and state and local laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure compliance with applicable healthcare laws and regulations can involve substantial costs. Violations of healthcare laws can result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other U.S. healthcare programs, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of operations.

Foreign Regulation

In order to market any product outside of the U.S., Kineta would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of Kineta’s products. Whether or not Kineta obtains FDA approval for a product, Kineta would need to obtain the necessary approvals by the comparable foreign regulatory authorities before Kineta can commence clinical trials or marketing of the product in foreign countries and jurisdictions.

Although many of the issues discussed above with respect to the U.S. apply similarly in the context of the EU, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries or jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

To market a medicinal product in the European Economic Area (“EEA”) (which is comprised of the 27 Member States of the EU plus Norway, Iceland and Liechtenstein), Kineta must obtain a Marketing Authorization (“MA”). There are two types of marketing authorizations:

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the Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the European Medicines Agency (“EMA”) and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced therapy products and medicinal products containing a new active substance indicated for the treatment of certain diseases, such as AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU; and

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National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure.

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Data and Marketing Exclusivity

In the EEA, new products authorized for marketing, or reference products, qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial authorization of the reference product in the EU. The 10-year market exclusivity period can be extended to a maximum of 11 years if, during the first eight years of those 10 years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Pediatric Investigation Plan

In the EEA, marketing authorization applications for new medicinal products not authorized have to include the results of studies conducted in the pediatric population, in compliance with a pediatric investigation plan (“PIP”) agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the marketing authorization is obtained in all Member States of the EU and study results are included in the product information, even when negative, the product is eligible for six months’ supplementary protection certificate extension.

Clinical Trials

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Conference on Harmonization guidelines on GCPs. Additional GCP guidelines from the European Commission, focusing in particular on traceability, apply to clinical trials of advanced therapy medicinal products. If the sponsor of the clinical trial is not established within the EU, it must appoint an entity within the EU to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU countries, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

Prior to commencing a clinical trial, the sponsor must obtain a clinical trial authorization from the competent authority, and a positive opinion from an independent ethics committee. The application for a clinical trial authorization must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. Clinical trials in the EU are regulated under European Council Directive 2001/20/EC (“Clinical Trials Directive”) on the implementation of GCP in the conduct of clinical trials of medicinal products for human use. In April 2014, Regulation EU No 536/2014 (“Clinical Trials Regulation”) was adopted to replace the Clinical Trials Directive. The Clinical Trials Regulation is intended to simplify the rules for clinical trial authorization and standards of performance. The implementation of the Clinical Trials Regulation depends on confirmation of full functionality of the Clinical Trials Information System through an independent audit, which commenced in September 2020. The system went live in January 2022. The new clinical trial portal and database will be maintained by the EMA in collaboration with the European Commission and the EU Member States. The Clinical Trials Directive requires the sponsor of an investigational medicinal product to obtain a clinical trial authorization (“CTA”), much like an IND in the U.S., from the national competent authority of an EU Member State in which the clinical trial is to be conducted. The CTA application must be accompanied by an investigational medicinal product dossier with supporting information prescribed by the Council Directive and corresponding national laws of the Member States and further detailed in applicable guidance, including the European Commission Communication 2010/C 82/01. A clinical trial may only be commenced after an ethics committee has given its approval. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be notified to or approved by the relevant competent authorities and ethics committees. Medicines used in clinical trials must be manufactured in accordance with cGMP. Other national and EU-wide regulatory requirements also apply.

Privacy and Data Protection Laws

Kineta is also subject to laws and regulations in non-U.S. countries covering data privacy and the protection of health-related and other personal information. EU Member States and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, processing and security of personal information that identifies or may be used to identify an individual, such as names, contact information and sensitive personal data such as health data. These laws and regulations are subject to frequent revisions and differing interpretations, and have generally become more stringent over time.

As of May 25, 2018, Regulation 2016/676, known as the General Data Protection Regulation (“GDPR”) replaced the Data Protection Directive with respect to the processing of personal data in the EU. The GDPR imposes many requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymized (i.e., key-coded) data and additional obligations when we contract third-party processors in connection with the processing of the personal data. The GDPR allows EU Member States to make additional laws and regulations further limiting the processing of genetic, biometric or health data. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the EU member states could subject Kineta to regulatory sanctions, delays in clinical trials, criminal prosecution and/or civil fines or penalties. Changes to the GDPR and applicable national data privacy laws, including with respect to how these laws should be applied in the context of clinical trials or other transactions from which Kineta may gain access to personal data, could increase our compliance costs and exposure to potential liability.

Employees and Human Capital Resources

As of December 19, 2022, Kineta had 11 full-time employees and one part-time employee, including three employees with M.D., Pharm.D. or Ph.D. degrees. Of these full-time employees, three are engaged in research and development activities and eight are engaged in general and administrative activities. The part-time employee is engaged with general and administrative matters. None of Kineta’s employees are represented by a labor union or covered by a collective bargaining agreement. Kineta considers its relationship with its employees to be good.

Kineta’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating Kineta’s existing and additional employees. Kineta is committed to diversity, equity and inclusion across all aspects of its organization, including in Kineta’s recruitment, advancement and development practices. Each year, Kineta reviews employee demographic information to evaluate its diversity efforts across all functions and levels of the company. Kineta conducts annual performance and development reviews for each of its employees to discuss the individual’s strengths and development opportunities, career development goals and performance goals. Kineta also regularly surveys employees to assess employee engagement and satisfaction. The principal purposes of Kineta’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. Kineta values its employees and regularly benchmarks total rewards Kineta provides, such as short- and long-term compensation, 401(k) contributions, health, welfare and quality of life benefits, paid time off and personal leave, against Kineta’s industry peers to ensure Kineta remains competitive and attractive to potential new hires.

Properties and Facilities

Kineta occupies approximately 14,870 square feet of office and laboratory space (1,850 square feet of which is subleased to another biotech company) in Seattle, Washington under a lease that expires in July 2024. Kineta has an option to renew for two additional five-year terms. Kineta believes that its current facilities are adequate for its current needs and that suitable additional or substitute space at commercially reasonable terms will be available as needed to accommodate any future expansion of Kineta’s operations.

Legal Proceedings

From time to time, Kineta may be a party to litigation or subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, Kineta currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on Kineta’s business. Regardless of the outcome, litigation can have an adverse impact on Kineta because of defense and settlement costs, diversion of management resources and other factors. Kineta is currently not a party to any material legal proceedings.